                                                               FORM 3

                                               U.S. SECURITIES AND EXCHANGE COMMISSION
                                                       Washington, D.C. 20549

                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*  2.  Date of Event         4. Issuer Name and Ticker or Trading Symbol
   Shern,            Stephanie       M.       Requiring Statement
   _____________________________________      (Month/Day/Year)         GameStop Corp.
   (Last)           (First)     (Middle)                               New York Stock Exchange Symbol: GME
   c/o Shern Associates LLC                      5/23/02             5. Relationship of Reporting Persons    6. If Amendment,
   11 Greenbriar Road                                                   to Issuer (Check all applicable)        Date of Original
   _____________________________________  3.  I.R.S. Identification                                            (Month/Day/Year)
                (Street)                      Number of Reporing     _X_ Director       __ 10% Owner
                                              Person, if an entity
   Little Falls,      New Jersey   07424      (voluntary)             __ Officer (give  __ Other (specify  7. Individual or Joint/
   _____________________________________                                    title below)         below)        Group Filing (Check
   (City)            (State)     (Zip)                                                                         Applicable Line)
                                                                                                           _X_ Form filed by One
                                                                                                               Reporting Person
                                                                                                            __ Form filed by more
                                                                                                               than One Reporting
                                                                                                               Person
                                  Table 1 - Non-Derivative Securities Beneficially Owned

1.  Title of Security                 2. Amount of Securities     3. Ownership Form: Direct  4. Nature of Indirect Beneficial
    (Instr. 4)                           Beneficially Owned          (D) or Indirect (I)        Ownership (Instr. 5)
                                         (Instr. 4)                  (Instr. 5)
---------------------                    --------------------        ----------------------     -----------------------------

No securities owned.

If the form is filed by more than one Reporting Person, see Instruction 5(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                 (Print or Type Responses)

                          Table II - Derivative Securities Beneficially Owned
                      (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative   2. Date Exercisable     3. Title and Amount of      4. Conversion or   5. Ownership     6. Nature of
   Security (Instr. 4)      and Expiration Date     Securities Underlying       Exercise Price     Form of Deri-    Indirect
-----------------------    (Month/Day/Year)         Derivative Security         of Derivative      vative Sec-      Beneficial
                                                    (Instr. 4)                  Security           urity: Dir-      Ownership
                         ---------------------      ----------------------                         ect (D) or In    (Instr. 5)
                                       Expira-                     Amount                          Direct (I)
                           Date Exer-  tion                       or Number                        (Instr. 5)
                           cisable     Date           Title       of Shares
                           ---------   -------     -------------  ---------     --------------    --------------    ---------------

Stock Option
 (Right to Buy)(1)           (2)       5/22/12     Class A          15,000         $21.25              D
                                                   Common Stock

Explanation of Responses:

(1)   Granted under the GameStop Corp. 2001 Incentive Plan in a transaction exempt under Rule 16b-3.
(2)   One-third of these options become exercisable on May 23rd of each of the years 2003 through 2005.

**   Intentional misstatements or omissions of facts constitute
     Federal Criminal Violations.                                                  /s/Stephanie M. Shern            May 31,2002
     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                               -------------------------------      -----------------
                                                                             **Signature of Reporting Person             Date
                                                                                      Stephanie M. Shern
Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.                                                     Page 2

                                                 (Print or Type Responses)